Exhibit 10.1

EXECUTION COPY

$600,000,000

CREDIT AGREEMENT

Dated as of August 31, 2005

Among

CHENIERE LNG HOLDINGS, LLC

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders,

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as Collateral Agent and Administrative Agent

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as Sole Bookrunner and Sole Lead Arranger

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TABLE OF CONTENTS

Section	Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms	2
SECTION 1.02. Computation of Time Periods; Other Definitional Provisions	27
SECTION 1.03. Accounting Terms	27

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES

SECTION 2.01. The Advance	27
SECTION 2.02. Making the Advances	27
SECTION 2.03. Repayment of Advances	28
SECTION 2.04. Prepayments	29
SECTION 2.05. Interest	30
SECTION 2.06. Agents’ Fees	31
SECTION 2.07. Increased Costs, Etc	31
SECTION 2.08. Payments and Computations	32
SECTION 2.09. Taxes	33
SECTION 2.10. Sharing of Payments, Etc	35
SECTION 2.11. Use of Proceeds	36
SECTION 2.12. Evidence of Debt	36

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent	37
SECTION 3.02. Determinations Under Section 3.01	41

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	41

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants	49

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Excess Cash Flow Targeted Principal Amount
Schedule 4.01(b)	-	Borrower Parties
Schedule 4.01(c)	-	Equity Interests
Schedule 4.01(e)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(p)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	-	Environmental
Schedule 4.01(r)		Open Years
Schedule 4.01(t)	-	Existing Debt
Schedule 4.01(w)	-	Material Contracts and Material Project Documents
Schedule 4.01(x)	-	Capital Contribution Requirements
Schedule 4.01(aa)	-	Representations and Warranties

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1A	-	Form of Opinion of Andrews Kurth LLP, Counsel to the Loan Parties
Exhibit G-1B	-	Form of Non-Substantive Consolidation Opinion of Andrews Kurth LLP, Counsel to the Loan Parties
Exhibit G-2	-	Form of Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to the Loan Parties

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of August 31, 2005 among CHENIERE LNG HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Initial Lenders (as hereinafter defined), the persons who become Lenders (as hereinafter defined) after the date hereof, CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and CS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower is the direct, wholly owned Subsidiary of Cheniere LNG-LP Interests, LLC, a Delaware limited liability company (the “Pledgor”), and the Borrower and the Pledgor are indirect, wholly owned Subsidiaries of Cheniere Energy, Inc., a Delaware corporation (“Cheniere”).

(2) Cheniere indirectly owns (a) 100% of the Equity Interests (as hereinafter defined) of Sabine Pass LNG, L.P., a Delaware limited partnership (“Sabine Pass”) through Sabine Pass LNG – LP, LLC, a Delaware limited liability company (the “Sabine Limited Partner”), as the sole limited partner of Sabine Pass, and Sabine Pass LNG – GP, Inc., a Delaware corporation (the “Sabine General Partner”; and, together with the Sabine Limited Partner, the “Sabine Partners”), as the sole general partner of Sabine Pass, and (b) Equity Interests constituting 30% of the limited partnership interests of Freeport LNG Development L.P., a Delaware limited partnership (“Freeport”), through Cheniere FLNG, L.P., a Delaware limited partnership (the “Freeport Limited Partner”), (i) the limited partnership interests of which are held by the Borrower, and (ii) the general partnership interest of which are held through Cheniere FLNG – GP, LLC, a Delaware limited liability company (the “FLNG-GP Partner”; and together with the Freeport Limited Partner, the “Freeport Partners”) .

(3) Cheniere has contributed or caused its Subsidiaries to contribute (collectively, the “Contribution”) to the Borrower all of the Equity Interests in the Sabine Partners and Freeport Partners owned by them.

(4) The Borrower has requested that the Lenders lend to the Borrower $600,000,000 to (a) pay an amount equal to the Debt Service Reserve Required Amount (as hereinafter defined) into the Debt Service Reserve Account (as hereinafter defined), (b) pay an amount equal to the Capital Contribution Reserve Required Amount (as hereinafter defined) into the Capital Contribution Reserve Account (as hereinafter defined), (c) pay Transaction Costs (as hereinafter defined), and (d) with any loan proceeds remaining after the payments described in the foregoing clauses (a), (b) and (c), to make distributions to the Pledgor (such distributions, collectively, the “Distribution”).

(5) The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

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NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to the amount, if any, that would be payable by the Borrower to the counterparty to such Hedge Agreement in accordance with its terms as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) the Borrower was the sole “Affected Party” and (iii) the Administrative Agent was the sole party determining such payment amount.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 2.75% per annum.

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“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Credit Suisse, Cayman Islands Branch in its capacity as sole bookrunner and sole lead arranger in respect of the Facility.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Available” means, solely with respect to any information or other matters pertaining to Freeport, such information or other matters as have been received by, or are readily obtainable by, the Borrower or any Freeport Partner; provided, that, to the extent any Loan Document requires delivery or disclosure of any such information or materials to the Agents and the Lenders, for purposes of such delivery and disclosure requirements, “Available” shall exclude such information or matters that could not be so delivered or disclosed without violating any legal or contractual requirements with respect to Freeport with any Person that is not a Subsidiary of Cheniere.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest per annum determined by CS as its prime rate in effect at its principal office in New York, New York, and notified to the Borrower; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in the proviso to Section 2.05(a).

“Board of Directors” means, with respect to any corporation, its board of directors and, with respect to any limited liability company, partnership or other entity, its manager or general partner or, if applicable, board of managers or any comparable governing body.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Contracted Cash Flow Available for Debt Service” means, as of any time of determination, for any applicable Measurement Period, without duplication,

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(a) with respect to any completed Qualified Fiscal Quarter in such Measurement Period, the aggregate amount of distributions and dividends paid to the Borrower that have been deposited into the Debt Service Reserve Account only to the extent that (i) such distributions or dividends originated from distributions or dividends paid or made by Freeport or Sabine Pass, and (ii) in the case of distributions or dividends originating from Sabine Pass, such distributions and dividends are attributable to revenues generated by the Sabine Pass Existing TUAs and the Sabine Pass Qualified Contracts; minus,

(b) with respect to any completed Qualified Fiscal Quarter during such Measurement Period, the aggregate amount of costs, expenses and other payments by the Borrower in cash (other than Debt Service and other payments in respect of the Facility and Investments); plus,

(c) in the case of any Measurement Period that does not contain four completed Qualified Fiscal Quarters, for any current or future fiscal quarter during such Measurement Period, the aggregate amount of projected distributions and dividends of the kind described in clause (a) above minus the aggregate amount of projected costs, expenses and Investments of the kind described in clause (b) above, in each case, calculated in accordance with clauses (a) and (b) above as set forth in the most recently delivered Forecasts pursuant to Section 5.03(d) solely to the extent that, at the time of determination of Borrower Contracted Cash Flow Available for Debt Service for such Measurement Period, such distributions and dividends are not then prohibited from being made by the applicable Project Parent to the Borrower; provided, that, with respect to distributions and dividends attributable to the expansion of the Development of the Sabine Pass Project, such distributions and dividends shall only be included to the extent that the Borrower is able to deliver Project Financial Information with respect to future periods in respect of such expansion; plus,

(d) the aggregate amount of Net Cash Proceeds from capital contributions received by the Borrower during such Measurement Periods and deposited into the Debt Service Reserve Account to the extent that, in any covenant compliance certificates delivered pursuant to Section 5.03(b), (c) or (d), the Borrower certifies that such Net Cash Proceeds have been paid into, or will within three Business Days be paid into, the Debt Service Reserve Account in accordance with clause (d) of this definition and actually have been, or are, paid into the Debt Service Reserve Account in immediately available funds within such time; provided, that (i) capital contributions contemplated by this clause (d) may only be included in the calculation of Borrower Contracted Cash Flow Available for Debt Service only in one fiscal quarter during any period of four consecutive fiscal quarters, (ii) if such Measurement Period includes Qualified Fiscal Quarters, such Capital Contributions shall be deemed to have been received in the last Qualified Fiscal Quarter of such Measurement Period, and (iii) if such Measurement Period is not comprised of solely Qualified Fiscal Quarters, such Net Cash Proceeds shall be deemed to have been received in the fiscal quarter in which it was actually received; minus,

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(e) the aggregate amount of payment made by the Borrower or any of its Subsidiaries (other than Sabine Pass) during such Measurement Period in respect of the Crest Royalty or under the Crest Settlement Documents; plus,

(f) the aggregate amount of payments received by the Borrower or any of its Subsidiaries (other than Sabine Pass) from Cheniere under the Crest Cheniere Indemnity during such Measurement Period as reimbursement for any payments described in clause (e).

“Borrower Party” means each of the Pledgor, the Borrower and each of the Borrower’s Subsidiaries.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means the simultaneous Advances of the same type made by the Lenders on the Effective Date

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Contribution Requirements” has the meaning set forth in Section 4.01(x).

“Capital Contribution Reserve Account” has the meaning specified in the Security Agreement.

“Capital Contribution Reserve Required Amount” means, without duplication, (a) on the Effective Date, $35,200,000, and thereafter plus (b) in connection with any additional Debt under Section 5.02(b)(iii), the aggregate amount of Net Cash Proceeds of capital contributions required by Section 5.02(b)(iii)(D), minus (c) the aggregate amount of Investments made in any Project Party from funds in the Capital Contribution Reserve Account, directly or indirectly through a Project Parent, actually made as of such date, the proceeds of which were used to satisfy any Capital Contribution Requirement, minus (d) the aggregate amount of Investments made in Sabine Pass from funds in the Capital Contribution Reserve Account, directly or indirectly through a Sabine Partner, actually made as of such date, the proceeds of which were used to satisfy Obligations in connection with the Development of the Sabine Pass Project as contemplated by Section 5.02(b)(iii)(D).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower free and clear of all Liens other than Liens created under the Collateral Documents: (a) readily marketable direct obligations of the Government of the United

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States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 90 days from the date of acquisition thereof, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 having a maturity of not greater than 90 days from the date of acquisition thereof, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P having a maturity of not greater than 90 days from the date of acquisition thereof, or (d) money market mutual funds, registered under the Investment Company Act of 1940, as amended, that invest exclusively in investments described in clauses (a), (b) and (c) above.

“Change of Control” means the occurrence of any of the following:

(a) (i) the Pledgor shall cease to own directly 100% of all of the Equity Interests in the Borrower and control 100% of the Voting Interests in the Borrower; or (ii) Cheniere shall cease to own, directly or indirectly, 100% of all of the Equity Interests in the Borrower and control 100% of the Voting Interests in the Borrower; or (iii) the Borrower shall cease to own directly 100% of all of the Equity Interests in any Project Parent and control 100% of the Voting Interests in any Project Parent; or (iv) the Sabine General Partner and the Sabine Limited Partner, collectively, shall cease to own 100% of all of the Equity Interests in Sabine Pass or control 100% of the Voting Interests in Sabine Pass; or

(b) (i) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of Cheniere (or other securities convertible into such Voting Interests) representing 50% or more of the combined voting power of all Voting Interests of Cheniere; or (ii) the approval by the holders of Equity Interests of Cheniere of any plan or proposal for the liquidation or dissolution of any Borrower Party; or (iii) the replacement of a majority of the Board of Directors of Cheniere over a one-year period from the directors who constituted the Board of Directors of Cheniere at the beginning of such period, and such replacement shall not have been approved by a vote of a majority of the Board of Directors of Cheniere, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(c) a “change of control” or similar event or condition occurs or exists under any Sabine Pass Project Debt Document.

“Cheniere” has the meaning specified in the Preliminary Statements to this Agreement.

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“Chevron TUA” means the Terminal Use Agreement dated as of November 8, 2004 between Chevron U.S.A. Inc. and Sabine Pass, as amended.

“Collateral” means all “Collateral” and “Pledged Equity “ referred to in the Collateral Documents and all other property that is or is intended to be subject to the Liens created under the Collateral Documents.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien.

“Commitment” means with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment”, or if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Commitment”.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Information” means information that Cheniere or any Borrower Party furnishes to any Agent or any Lender which is designated in writing as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than Cheniere or any Borrower Party that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with Cheniere or any Borrower Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contribution” has the meaning specified in the Preliminary Statements to this Agreement.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type.

“Crest” means Crest Investment Company, a Texas corporation.

“Crest Cheniere Indemnity” means any indemnity arrangement heretofore or hereafter provided by Cheniere in favor of any of its Subsidiaries pursuant to the Crest Settlement Documents.

“Crest Default Remedy Instruction” means either (a) if the Borrower fails to make any payment in respect of the Secured Crest Obligations (as defined in the Security Agreement) after written demand by Crest, any instruction by Crest to the Collateral

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Agent in writing to exercise remedies under the Security Agreement as a result of such failure to pay, or (b) if the Pledgor fails to make any payment in respect of the Secured Crest Obligations (as defined in the Pledge Agreement) after written demand by Crest, any instruction by Crest to the Collateral Agent in writing to exercise remedies under the Pledge Agreement as a result of such failure to pay.

“Crest Royalty” means royalty payments to be made to Crest in an amount not to exceed $10,950,000 in any “production year” (as defined in the Crest Settlement Documents).

“Crest Settlement Documents” means (i) that certain Settlement and Purchase Agreement, dated as of June 14, 2001, by and among Cheniere, the Freeport Limited Partner, Crest Energy, L.L.C., Crest Investment Company and Freeport LNG Terminal, LLC, (ii) those certain assumption and adoption documents, dated May 9, 2005 and August 16, 2005, executed by the Loan Parties, pursuant to such Settlement and Purchase Agreement, (iii) those certain Indemnification Agreements, dated May 9, 2005 and August 16, 2005, executed by Cheniere, relating thereto and (iv) any and all other agreements and documents heretofore or hereafter entered into by any Subsidiary of Cheniere pursuant to Section 1.07 of such Settlement and Purchase Agreement.

“CS” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Obligations, contingent or otherwise, of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all Guarantees of Debt and Synthetic Debt of such Person, and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

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“Debt Service” means, for any period, the sum of (a) all payments of interest (assuming no prepayments of the Advances) in respect of the aggregate principal amount of the Advances, (b) all payments of scheduled amortization installments of the aggregate principal amount of the Advances, (c) all fees in respect of the Facility or otherwise required to be paid under any Loan Document, and (d) all fees payable in connection with, and all Obligations, in respect of Hedge Agreements required to be maintained by the Borrower pursuant to Section 5.01(m) (net of any amounts payable to the Borrower thereunder at any time of determination).

“Debt Service Reserve Account” has the meaning specified in the Security Agreement.

“Debt Service Reserve Required Amount” means, at any time of determination, (a) on the Effective Date, (i) $181,000,000, and thereafter, plus (b) the Net Cash Proceeds of any capital contributions contemplated by clause (d) of the definition of “Borrower Contracted Cash Flow Available for Debt Service”, plus (c) the aggregate amount of all interest income received in cash or Cash Equivalents in respect of any amounts in the Debt Service Reserve Account, plus (d) the aggregate of all distributions and dividends received by the Borrower from the Project Parents in an amount not to exceed $25,000,000, minus (e) the aggregate amount of Debt Service payments actually made in an amount not to exceed the sum of clauses (a) and (c), minus (f) the aggregate amount of payments made by the Borrower and its Subsidiaries (other than Sabine Pass) in respect of operating expenses, overhead and tax payments in aggregate amount not to exceed (i) $2,000,000 from the Effective Date to the first Qualified Fiscal Quarter and (ii) $1,000,000 from the first Qualified Fiscal Quarter to August 30, 2012.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.05(b).

“Development” means the development, expansion, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of facilities and assets relating to LNG receiving terminals and the sale of Services or other products or by-products thereof.

“Distribution” has the meaning specified in the Preliminary Statements to this Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

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“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Borrower Party nor any Affiliate of a Borrower Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order, consent agreement, unilateral order or consent decree relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Borrower Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the

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requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

Cheniere Credit Agreement

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a) (without giving effect to the proviso contained therein).

“Eurodollar Rate Reserve Percentage” for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period, the (a) sum of, without duplication, (i) the amount held in the Debt Service Reserve Account at the end of the day on the last day of such period and (ii) all distributions and dividends received by the Borrower from the Project Parents during such period and not paid into the Debt Service Reserve Account, minus (b) the Debt Service Reserve Required Amount in effect for the first day after the end of such period.

“Excess Cash Flow Percentage” means (a) 100% if the aggregate outstanding principal amount of all Advances at such date is greater than the applicable Excess Cash Flow Targeted Principal Amount until the aggregate outstanding principal amount of all Advances at such date is equal to the applicable Excess Cash Flow Targeted Principal Amount, and (b) 50% to the extent that the aggregate outstanding principal amount of all Advances at such date (including after giving effect to other mandatory prepayments from Excess Cash Flow on such date) is less than the applicable Excess Cash Flow Targeted Principal Amount.

“Excess Cash Flow Targeted Principal Amount” means, as of any date, the amount set forth opposite such date as set forth on Schedule II hereto.

“Existing Project Debt “ means, with respect to each Existing Project, all Debt of each Project Parent and each Project Party with respect to such Existing Project.

“Existing Project Debt Documents” means, with respect to each Existing Project, each material agreement, document or instrument governing, evidencing or otherwise in connection with Existing Project Debt of such Existing Project, which in the case of the Sabine Pass Project, is more particularly specified in Section 4.01(t).

“Existing Project Documents” means (a) with respect to the Sabine Pass Project, all Material Contracts and “Material Project Documents” (as such term is defined in the Sabine Pass Credit Agreement, as more particularly specified in Section 4.01(w), and (b) with respect to the Freeport Project, all contracts, documents and instruments a default under which, or the termination of, could reasonably be expected to result in a Material Adverse Effect.

Cheniere Credit Agreement

“Existing Projects” means either or both of the Freeport Project and the Sabine Pass Project, as the context may require.

Facility” means (a) at any time prior to the Borrowing, the aggregate amount of the Lenders’ Commitments at such time, and (b) at any time after the Borrowing, the aggregate amount of the Lenders’ Advances at such time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated August 19, 2005 between Cheniere, the Borrower and CS, as amended.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through any Project.

“Fiscal Year” means a fiscal year ending on December 31 in any calendar year.

“FLNG- GP Partner” has the meaning specified in the Preliminary Statements to this Agreement.

“Forecasts” means as of the Effective Date or as of any later date, to the extent Available, the financial projections dated on or about the Effective Date or such later date relating to the Projects for the period from the Effective Date or such later date through and including the eighth anniversary of the Effective Date prepared by the Borrower in form and substance reasonably acceptable to the Lenders, which shall (a) be prepared for the first eight fiscal quarters during such period, on a quarterly basis and thereafter on an annual basis, (b) set forth in reasonable detail the projected amount reasonably expected by the Borrower to be available for distribution and dividend, and to be paid, by the Project Parties to the Project Parents and by the Project Parents to the Borrower during each of the next four fiscal quarters, (c) set forth in reasonable detail the projected amount of Borrower Contracted Cash Flow Available for Debt Service reasonably expected to be realized by the Borrower during each of the next four fiscal quarters, (d) with respect to any Forecasts delivered after the Effective Date, include a comparative analysis of (i) financial performance of the Projects from the Effective Date to the date thereof against the projected financial performance as of the Effective Date for such

Cheniere Credit Agreement

period, (ii) Borrower Contracted Cash Flow Available for Debt Service from the Effective Date to the date thereof against the projected Borrower Contracted Cash Flow Available for Debt Service as of the Effective Date for such period, (iii) change in projected financial performance of the Projects from the date of the prior Forecasts, and (iv) change in projected Borrower Contracted Cash Flow Available for Debt Service Projects from the date of the prior Forecasts, (e) with respect to clauses (b) and (c), be prepared in light of the amount of all Obligations of each Project Party and Project Parent required to be paid or otherwise reasonably expected to be paid during such period, any financial and other restrictions or conditions set forth in any Project Document, Project Debt Document or Material Contract, in each case, with respect to any Sabine Partner or the Sabine Project (including, without limitation, the ability to pay dividends and distributions), any limitations or restrictions imposed by applicable laws and any other factors and conditions deemed necessary or appropriate by a Responsible Officer of the Borrower, and (f) be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that (i) the projections therein were made in good faith and represent the Borrower Parties’ best estimate of future financial performance of the Projects (including, with respect to Freeport, based on all Available information), and (ii) the assumptions on the basis of which such projections were made were (when made) (A) believed by the Borrower to be reasonable (or in the case of Freeport believed by it to be reasonable based upon the information Available to it), and (B) consistent in all material respects with the Project Financial Information, as updated.

“Freeport” “ has the meaning specified in the Preliminary Statements to this Agreement.

“Freeport Limited Partner” has the meaning specified in the Preliminary Statements to this Agreement.

“Freeport Partners” has the meaning specified in the Preliminary Statements to this Agreement.

“Freeport Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Freeport LNG Development, L.P., dated as of February 27, 2003, among Freeport LNG-GP, Inc., Freeport LNG Investments, LLC and Cheniere LNG, Inc., as amended by the First Amendment to Amended and Restated Limited Partnership Agreement, dated as of December 20, 2003, and as further amended, modified or supplemented from time to time.

“Freeport Project” means Freeport and/or the Development by Freeport located in or near Freeport, Texas by Freeport.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

Cheniere Credit Agreement

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 8.07(j).

“Guarantee” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or any other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

Cheniere Credit Agreement

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender or Agent or the Arranger or an Affiliate of a Lender, an Agent or the Arranger in its capacity as a party to a Secured Hedge Agreement, so long as such Hedge Bank was a Lender, Agent, Arranger or Affiliate thereof at the time it entered into such Secured Hedge Agreement.

“Historical Financial Statements” means (a) the audited balance sheets of Freeport as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related audited statements of income and audited statements of cash flows of Freeport for the fiscal years then ended, accompanied by an unqualified opinion of Hein & Associates LLP independent public accountants, for each such fiscal year, (b) the balance sheet of Freeport as at June 30, 2005, and the related statement of income and statement of cash flows of Freeport for the six months then ended, (c) the audited balance sheet of Sabine Pass as at December 31, 2004, and the related audited statement of income and audited statement of cash flows of Sabine Pass for the fiscal year then ended, accompanied by an unqualified opinion of UHY/Mann, Frankfort Stein and Lipp CPAs LLC, independent public accountants, for such fiscal year, and (d) the balance sheet of Sabine Pass as at June 30, 2005, and the related statement of income and statement of cash flows of Sabine Pass for the six months then ended.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Independent Manager” means a duly appointed member or a director or member of the Board of Directors of the Borrower who is not currently or at any time during the five-year period prior to the date of this Agreement, (a) a direct or indirect legal or beneficial owner in Cheniere or any of its Affiliates (excluding de minimus ownership interests), (b) a creditor, supplier, employee, officer, director, family member, manager, or contractor of Cheniere or any of its affiliates, or (c) a person who controls (whether directly, indirectly, or otherwise) Cheniere or any of its Affiliates or any creditor, supplier, employee, officer, director, manager, or contractor of Cheniere or any of its Affiliates.

“Information Memorandum” means the information memorandum dated August 2005 used by the Arranger in connection with the syndication of the Commitments.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means the period commencing on the date of a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to

Cheniere Credit Agreement

the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

(c) if the Borrower shall fail to select the duration of any Interest Period as set forth above, the Borrower shall automatically be deemed to have selected an interest period of three months; and

(d) the Borrower may not have portions of the Borrowing outstanding with more than five Interest Periods at any time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction), any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” in respect of such Person and any reimbursement, indemnification or similar Obligations arising out of any Guarantee.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Cheniere Credit Agreement

“LLC Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of August 16, 2005, entered into by Cheniere LNG Terminals, Inc., a Delaware corporation, as the initial member, and by the Independent Manager, as revised by the counterpart signature page and Schedule B thereto, each dated August 17, 2005 entered into by Pledgor, as the sole equity member, and Cheniere LNG Terminals, Inc., as the resigning member.

“LNG” means Gas that is in liquid state at or below its boiling point at pressure of approximately one atmosphere.

“LNG Vessel” means any ocean-going vessel suitable for transporting LNG.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, and (iv) the Fee Letter, in each case, as amended.

“Loan Parties” means the Borrower and the Pledgor.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in (a) the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or Sabine Pass, or (b) the ability of Sabine Pass to comply with its material Obligations under any Project Document or Project Debt Documents to which it is a party.

“Material Adverse Effect” means (a) a material adverse effect on (i) the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or Sabine Pass, (ii) the rights and remedies of any Agent or any Lender under any Loan Document, (iii) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (iv) the ability of Sabine Pass to comply with its material Obligations under any Project Document or Project Debt Documents to which it is a party, or (b) a “material adverse effect” or comparable event, condition or circumstance under any Project Debt Document to which Sabine Pass is a party.

“Material Contract” means, with respect to Sabine Pass, (a) the Sabine Pass Existing TUAs, (b) the Sabine Pass Bechtel EPC Contract and any other Sabine Pass EPC Contract, and (c) each Sabine Pass Qualified Contract.

“Maximum Distribution Amount” means an amount equal to (a) the aggregate principal amount of the Advances made on the Effective Date, minus (b) the Debt Service Reserve Required Amount as of the Effective Date, minus (c) the Capital Contribution Reserve Required Amount as of the Effective Date, minus (d) the aggregate amount of Transaction Costs paid on the Effective Date and the amount thereof reasonably expected to be paid (whether incurred before or after the Effective Date) after the Effective Date as relating to the Transaction.

Cheniere Credit Agreement

“Measurement Period” means, as of any date of determination, a period of four consecutive fiscal quarters containing at least one Qualified Fiscal Quarter, which shall be (a) if four or more Qualified Fiscal Quarters have been completed at such date, the four most recently completed Qualified Fiscal Quarters, or (b) if one or more, but less than four, Qualified Fiscal Quarters have been completed at such date, all such completed Qualified Fiscal Quarters plus the current fiscal quarter and such of the next successive fiscal quarters necessary to achieve a period of four consecutive fiscal quarters.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower Party or any ERISA Affiliate and at least one Person other than the Borrower Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interests or the receipt of any capital contribution by any Person, (a) all cash and Cash Equivalents received in connection with such sale or issuance or capital contribution minus (b) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by seller or issuer thereof in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (a).

“NGA” means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified pursuant to 15 U.S.C. §717 et seq.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in

Cheniere Credit Agreement

Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document to the extent provided in such Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Open Year” has the meaning specified in Section 4.01(r)(iii).

“Operating Expense Account” has the meaning specified in Section 5.01(l)(vi).

“Other Taxes” has the meaning specified in Section 2.09(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holder” means (a) the officers and directors of Cheniere as of the Effective Date, (b) any immediate family member of any Person referred to in clause (a) or (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning a controlling interest of which consist of any one or more Persons referred to in clause (a) or (b).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Pledge Agreement” has the meaning specified in Section 3.01(a)(iii).

“Pledged Equity “ has the meaning specified in the Pledge Agreement.

“Pledgor” has the meaning specified in the recital of parties to this Agreement, together with its permitted assigns in accordance with the Pledge Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

Cheniere Credit Agreement

“Pro Forma Balance Sheet” means the pro forma Consolidated balance sheet of the Borrower as of June 30, 2005, after giving pro forma effect to each Transaction, in form and substance, and based on assumptions, reasonably satisfactory to the Arranger.

“Project” means each Existing Project, together with any additional or ancillary Development of or to any Existing Project.

“Project Debt” means (a) the Existing Project Debt, and (b) any other Debt in respect of a Project permitted to be incurred in accordance with Section 5.02(b).

“Project Debt Default” means any “Default” or “Event of Default” or analogous terms in any Project Debt Document.

“Project Debt Documents” means (a) the Existing Project Debt Documents, and (b) each material agreement, document or instrument governing, evidencing or in connection with any other Project Debt.

“Project Documents” means (a) with respect to the Existing Projects, the Existing Project Documents, and (b) with respect to any other Projects, each material agreement, document or instrument relating to the Development, operation, use, management, sale or purchase of any Services or products relating to, lease, service and maintenance, Governmental Authorizations (including from FERC) with respect to any Project and related assets and any credit support in connection with foregoing.

“Project Financial Information” means (a) with respect to the Sabine Pass Project, each of the following as defined in the Sabine Pass Credit Agreement, the Construction Budget and Schedule, the Operating Budget and any other financial forecasts, projections and budgets or updates to any of the foregoing and pro forma financial statements delivered to the lenders under the Sabine Pass Credit Agreement from time to time, including, without limitation, giving effect to the expansion of the Development of the Sabine Pass Project except to the extent, with respect to forecasted information for the expansion of the Development of the Sabine Pass Project in future periods, the Borrower believes in good faith because of the stage of the Development of such expansion, any assumptions required for such forecasted information would not be reasonable, and (b) with respect to the Freeport Project, to the extent Available, any financial forecasts, projections and budgets or updates to any of the foregoing and pro forma financial statements.

“Project Parent” means each of the Sabine General Partner, the Sabine Limited Partner and each Freeport Partner.

“Project Party” means each of Sabine Pass and Freeport.

“Qualified Fiscal Quarter” means, commencing with the fiscal quarter in which the Borrower first receives distributions or dividends with respect to revenues attributable to any Sabine Pass TUA, at any time of determination, such fiscal quarter and each subsequent fiscal quarter for which financial statements have been delivered as required pursuant to Sections 5.03(b) and (c).

Cheniere Credit Agreement

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Responsible Officer” means the president, chief financial officer or treasurer of any Person.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time.

“Retained Excess Cash Flow Collateral Account” has the meaning specified in the Security Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sabine General Partner” has the meaning specified in the Preliminary Statements to this Agreement.

“Sabine Limited Partner” has the meaning specified in the Preliminary Statements to this Agreement.

“Sabine Partner” has the meaning specified in the Preliminary Statements to this Agreement.

“Sabine Pass” has the meaning specified in the Preliminary Statements to this Agreement.

“Sabine Pass Affiliate” shall mean any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, Sabine Pass; provided, that notwithstanding the foregoing, the definition of “Sabine Pass Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Agent, the Collateral Agent or any Lender under, and as each such term is defined in, the Sabine Pass Credit Agreement. As used herein, “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

Cheniere Credit Agreement

“Sabine Pass Bechtel EPC Contract” means the lump sum turnkey agreement for the engineering, procurement and construction of the Project by and between Sabine Pass and Bechtel Corporation dated as of December 18, 2004, as amended.

“Sabine Pass Contracted Cash Flow Available for Debt Service” means, for any applicable period, without duplication, (a) the aggregate revenues projected to be realized by Sabine Pass under the Chevron TUA and the Total TUA and any Sabine Pass Qualified Contracts then in effect, minus (b) the aggregate amount of Sabine Pass Operation and Maintenance Expenses, in each case, as set forth in the Forecasts and Sabine Pass Debt Incurrence Projections required to be delivered pursuant to Section 5.02(b)(iii).

“Sabine Pass Contracted Debt Service Coverage Ratio” means, as of any date, for any applicable period, the annual projected ratio of (a) Sabine Pass Contracted Cash Flow Available for Debt Service to (b) with all respect to all Debt of Sabine Pass, (i) all scheduled payments of interest in respect of the aggregate principal amount thereof computed on a net basis after giving effect to any related Hedge Agreement, (ii) all scheduled payments of principal in respect thereof, (iii) all fees (including, without limitation, commitment fees, arrangement and underwriting fees, and funding fees) in respect thereof, and (iv) to the extent not included above, all other Obligations that are required to be paid pursuant to the definitive documentation governing such Debt, including with respect to transactions that are required to be entered into in connection with such Debt (for example, Hedge Agreements).

“Sabine Pass Credit Agreement” means the Credit Agreement, dated as of February 25, 2005, among Sabine Pass, each of the lenders thereto, Société Générale, as administrative agent, and HSBC Bank USA, National Association, as collateral agent, as amended.

“Sabine Pass Debt Incurrence Projections” means (a) all financial forecasts, projections and budgets or updates to any of the foregoing and pro forma financial statements in connection with the incurrence of additional Debt for the Development of the Sabine Pass Project prepared by the Borrower and Sabine Pass, delivered to the lenders or financiers of such additional Debt under Section 5.02(b)(iii) and as otherwise reasonably requested by the Administrative Agent, prepared in accordance with clauses (e) and (f) of the definition of “Forecasts”, and (b) any updated Project Financial Information delivered to the lenders under the Sabine Pass Credit Agreement.

“Sabine Pass EPC Contract” means any contract or other agreement for the engineering, procurement and/or construction of the expansion of the Sabine Pass Project, between Sabine Pass and a Sabine Pass EPC Contractor, which may be the Sabine Pass Bechtel EPC Contract, to the extent that any such contract or agreement is necessary to the Development of such expansion.

Cheniere Credit Agreement

“Sabine Pass EPC Contractor” means, in the case of the Sabine Pass Bechtel EPC Contract, Bechtel Corporation and otherwise, any other construction contractor, equipment supplier or other third party, in each case, with the capability and creditworthiness (or credit support) to perform its obligations under a Sabine Pass EPC Contract.

“Sabine Pass Existing TUAs” means the Chevron TUA and the Total TUA.

“Sabine Pass Operation and Maintenance Expenses” means all operation and maintenance expenses (including maintenance capital expenditures) of the Sabine Pass Project, including without limitation, the Operation and Maintenance Expenses as such term is defined in the Sabine Pass Credit Agreement, as in effect on the date hereof.

“Sabine Pass Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Sabine Pass, LNG L.P., effective as of February 25, 2005, as further amended.

“Sabine Pass Pipeline” means the 16-mile long, 42-inch diameter pipeline from the Sabine Pass Project to Johnsons Bayou, Louisiana authorized by the FERC pursuant to Section 7(c) of the NGA or any extension or replacement thereof or any other pipeline on the Site requiring authorization from FERC pursuant to Section 7(c) of the NGA.

“Sabine Pass Project” means Sabine Pass and/or the LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of approximately 2.6 billion cubic feet per day, two docks and three storage tanks with an aggregate capacity of approximately 10.1 billion cubic feet and all other facilities and activities incidental to the foregoing, to be constructed and owned by Sabine Pass but excluding the Sabine Pass Pipeline or any other pipeline outside the site.

“Sabine Pass Qualified Contract” means any contract or agreement, including any Sabine Pass Existing TUA or any additional TUA or any amendment of, or exercise of a right in, any Sabine Pass Existing TUA that increases the volume and payments thereunder, of Sabine Pass that (a) is for the purchase of Services from the Sabine Pass Project, (b) has a term through at least December 31, 2019, and (c) is with a counterparty that has a corporate credit rating (or the equivalent rating) of at least BBB from S&P or at least Baa2 from Moody’s, in each case, that is not on credit watch with negative implications or other negative outlook, or Sabine Pass shall have received credit support with no material conditions for the obligations of such counterparty under such contract or agreement from a third party with such corporate credit ratings (or the equivalent ratings) having a term at least equal to the term of such contract or agreement.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank, or entered into by and between an Affiliate of the Borrower and a Hedge Bank and assigned to, and assumed by, the Borrower.

“Secured Lender Parties” means the Agents, the Lenders, and the Hedge Banks.

Cheniere Credit Agreement

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Secured Lender Parties and Crest.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Services” means (a) the berthing of LNG Vessels at a Project, (b) the unloading and receipt of LNG from LNG Vessels, (c) storage of inventory of any counterparty to a TUA or other customers, (d) the regasification of the LNG held in storage, (e) the transportation and delivery of the regasified LNG to the point of delivery as specified by counterparty to a TUA or other customers, as applicable, or (f) other activities directly related to the performance by a Project Party of the foregoing.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower Party or any ERISA Affiliate and no Person other than the Borrower Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 8.07(j).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

Cheniere Credit Agreement

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of August 30, 2005, among Cheniere, the Pledgor, the Borrower and the Sabine Limited Partner.

“Taxes” has the meaning specified in Section 2.09(a).

“Total TUA” means the LNG Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and Sabine Pass, as amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005, and as further amended.

“Transaction” means, collectively, the Contribution, the Borrowing on the Effective Date, the Distribution, the initial funding into the Debt Service Reserve Account, the initial funding of the Capital Contribution Reserve Account, the payment of the Transaction Costs and the other transactions contemplated by the Loan Documents to be consummated on the Effective Date.

“Transaction Costs” means the fees, costs and expenses incurred or to be incurred in connection with the Transaction.

“TUA” means any agreement between a Project Party and a counterparty for the provision of Services, as amended.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Borrower Party or in respect of which any Borrower Party could have liability.

Cheniere Credit Agreement

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”); provided that for purposes of calculating Borrower Contracted Cash Flow Available for Debt Service or Sabine Pass Contracted Cash Flow Available for Debt Service, GAAP shall be “GAAP” consistent with those applied in the preparation of the Historical Financial Statements.

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES

SECTION 2.01. The Advance. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time. The Borrowing shall consist of Advances made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) The Borrowing shall be made on notice, given on the proposed Effective Date, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Such notice of Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested date of the Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) on the Effective Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing in accordance with the respective Commitment of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of

Cheniere Credit Agreement

Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, and the Borrower has been advanced such corresponding amount, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of the Borrowing for all purposes.

(d) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Effective Date.

SECTION 2.03. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.04):

Date	Amount
December 31, 2005	$1,500,000.00
March 31, 2006	$1,500,000.00
June 30, 2006	$1,500,000.00
September 30, 2006	$1,500,000.00
December 31, 2006	$1,500,000.00
March 31, 2007	$1,500,000.00
June 30, 2007	$1,500,000.00
September 30, 2007	$1,500,000.00
December 31, 2007	$1,500,000.00
March 31, 2008	$1,500,000.00
June 30, 2008	$1,500,000.00
September 30, 2008	$1,500,000.00

Cheniere Credit Agreement

December 31, 2008	$1,500,000.00
March 31, 2009	$1,500,000.00
June 30, 2009	$1,500,000.00
September 30, 2009	$1,500,000.00
December 31, 2009	$1,500,000.00
March 31, 2010	$1,500,000.00
June 30, 2010	$1,500,000.00
September 30, 2010	$1,500,000.00
December 31, 2010	$1,500,000.00
March 31, 2011	$1,500,000.00
June 30, 2011	$1,500,000.00
September 30, 2011	$1,500,000.00
December 31, 2011	$1,500,000.00
March 31, 2012	$1,500,000.00
June 30, 2012	$1,500,000.00
August 30, 2012	$559,500,000.00

provided, however, that the final principal installment shall be repaid on August 30, 2012 and in any event shall be in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances, in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid, and (ii) in the case of any such prepayment prior to (A) August 31, 2006, a premium equal to 2.00% of the aggregate principal amount prepaid and (B) August 31, 2007, a premium equal to 1.00% of the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (y) if any prepayment is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c). Each such prepayment of any Advances shall be applied to the remaining principal installments thereof pro rata.

(b) Mandatory. (i) The Borrower shall, on or before the 90th day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances in an amount equal to Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year and, to the extent any such Excess Cash Flow is not required to be so prepaid, the Borrower may retain such Excess Cash Flow, which shall be deposited in the Retained Excess Cash Flow Collateral Account and may be applied in accordance with the terms of this Agreement and the Security Agreement.

(ii) Prepayments of any Advances, in whole or in part, under this Section 2.04(b) shall be paid together with all accrued interest to the date of such prepayment on the aggregate principal amount prepaid. Each such prepayment of any Advances shall be applied to the remaining principal installments thereof pro rata.

Cheniere Credit Agreement

(c) Change of Control. The Borrower shall, upon a Change of Control, prepay the outstanding aggregate principal amount of all Advances in full together with accrued interest to the date of such prepayment on the aggregate principal amount of such Advances and a premium equal to 1.00% of the aggregate principal amount of such Advances.

SECTION 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be paid in full; provided, however, that if prior to the commencement of any Interest Period, the Administrative Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or Eurodollar Rate Advances are to be Converted into Base Rate Advances pursuant to Section 2.07(c) or (d), then during such period, such rate per annum shall instead be a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin minus 1.00% per annum, payable in arrears on the last day of each calendar quarter during such periods and on the date such Base Rate Advance shall be Converted into a Eurodollar Rate Advance or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on each of the dates on which interest is required to be paid under Section 2.05(a), and on demand, at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.05(a), and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid on Advances pursuant to Section 2.05(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a) above.

Cheniere Credit Agreement

SECTION 2.06. Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.07. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority issued or adopted after the Effective Date (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.07, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.09 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

Cheniere Credit Agreement

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

(e) In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.07 or Section 2.09 or asserts, pursuant to Section 2.07(d), that it is unlawful for such Lender to make Eurodollar Rate Advances then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below), the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.07, 2.09 and 8.04), and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07.

SECTION 2.08. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall take such action as may be reasonably required, including, without limitation, releasing or causing to be released funds as contemplated by Section 7 of the Security Agreement, to permit the Borrower to make such payment. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made by the Borrower to the Administrative Agent when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

Cheniere Credit Agreement

(c) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (except with respect to Base Rate Advances, a year of 365/366 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.09. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.09 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

Cheniere Credit Agreement

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.09, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.09, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1 or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded

Cheniere Credit Agreement

from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.09 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.09 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

SECTION 2.10. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion

Cheniere Credit Agreement

of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.11. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the Transaction.

SECTION 2.12. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a Note payable to the order of such Lender in a principal amount equal to the outstanding Advances of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing made hereunder, the Type of Advances comprising the Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Cheniere Credit Agreement

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender requesting a copy thereof:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.12.

(ii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by the Borrower, together with:

(A) to the extent same are certificated, certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers (or other appropriate instruments of transfer) executed in blank,

(B) copies of proper financing statements, duly filed on or before the Effective Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder, and

(D) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

(iii) A pledge agreement in substantially the form of Exhibit E hereto (the “Pledge Agreement”), duly executed by the Pledgor, together with (A)

Cheniere Credit Agreement

certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and (B) copies of proper financing statements, duly filed on or before the Effective Date under the Uniform Commercial Code in the jurisdiction of organization of the Pledgor covering the Collateral described in the Pledge Agreement.

(iv) Certified copies of the resolutions or other requisite authorizing actions of the Board of Directors of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership or limited liability company action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(v) Copies of certificates of the Secretary of State of the jurisdiction of incorporation, organization or formation of each Borrower Party dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter (including the certificate of formation) of such Borrower Party and each amendment thereto on file in such Secretary’s office, and (B) that (1) such amendments are the only amendments to such Borrower Party’s charter on file in such Secretary’s office, (2) such Borrower Party has paid all franchise taxes to the date of such certificate, and (3) such is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation, organization or formation.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, partnership agreement, limited liability company or operating agreement or other comparable agreement of such Loan Party as in effect on the date on which the resolutions or other authorizing actions referred to in Section 3.01(a)(iv) were adopted and on the Effective Date, (C) the truth and correctness in all material respects of the representations and warranties of each such Loan Party, and to its knowledge, of the other parties, contained in the Loan Documents and, with respect to the Sabine Pass Project, Project Documents and the Project Debt Documents as though made on and as of the Effective Date, except as disclosed in such certificate (such exceptions to be reasonably satisfactory to the Administrative Agent) and (D) the absence of any event occurring and continuing, or resulting from the Borrowing or any other Transaction, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

Cheniere Credit Agreement

(viii) A certificate of the Borrower signed on behalf of the Borrower by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of each Project Parent and Sabine Pass since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, partnership agreement, limited liability company or operating agreement or other comparable agreement of each Project Parent and Project Party as in effect on the Effective Date, and (C) the absence of any event occurring and continuing, or resulting from the Borrowing or any other Transaction, that constitutes a Project Debt Default under any Project Debt Document to which Sabine Pass is a party.

(ix) A certificate from each Loan Party signed on behalf of the Loan Party by a Responsible Officer, in substantially the form of Exhibit F, attesting to the Solvency of such Loan Party both before and after giving effect to the Transaction.

(x) A certificate of the Borrower signed on behalf of the Borrower by a Responsible Officer, dated the Effective Date (A) calculating in reasonable detail the Debt Service Reserve Required Amount, Capital Contribution Reserve Required Amount and the Maximum Distribution Amount, and (B) certifying as to the true and correct copies of, (1) the Historical Financial Statements, (2) the Pro Forma Balance Sheet, (3) the Existing Project Documents with respect to the Sabine Pass Project, (4) the Existing Project Debt Documents with respect to the Sabine Pass Project, and (5) all Project Financial Information to the extent Available as of the Effective Date, in the form heretofore furnished to the Administrative Agent.

(xi) Forecasts as of the Effective Date.

(xii) Such financial, business and other information regarding any Loan Party or Sabine Pass as the Arranger shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, and obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees.

(xiii) Evidence of insurance as required by Section 5.01(d).

(xiv) Favorable opinions of Andrews Kurth LLP, special New York and Texas counsel for the Loan Parties, in substantially the form of Exhibit G-1A and Exhibit G-1B hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request, including, without limitation, an

Cheniere Credit Agreement

opinion with respect to the non-substantive consolidation of the Borrower with Cheniere or any of its Affiliates (other than the Borrower and its Subsidiaries) in a case under Bankruptcy Law.

(xv) A favorable opinion or opinions of Richards, Layton & Finger, P.A., special Delaware counsel for the Loan Parties, in substantially the form of Exhibit G-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(b) The Contribution shall have been duly consummated in accordance with, and is effective under, all applicable laws and appropriate documents and instruments (which shall be in form and substance reasonably satisfactory to the Arranger) and the Arranger shall have received satisfactory evidence thereof and, after giving effect thereto, the Lenders shall be satisfied with the corporate and legal structure and capitalization of the Borrower, each of its Subsidiaries, including the terms and conditions of the charter, bylaws, partnership agreements, limited liability company or operating agreements or comparable agreements, and each class of Equity Interest in the Borrower, each of its Subsidiaries and each of the Project Parties and of each agreement or instrument relating to such structure or capitalization.

(c) The Lenders shall be satisfied that the Borrower has no Debt other than the Facility and Hedge Agreements permitted by this Agreement and none of the Borrower’s Subsidiaries has any Debt other than Debt permitted under Section 5.02(b).

(d) Each of the Debt Service Reserve Account, the Capital Contribution Reserve Account and the Retained Excess Cash Flow Collateral Account shall have been established, all actions with respect thereto required pursuant to the Security Agreement shall have been taken, and the Borrower shall have delivered irrevocable written notice to each Project Parent, acknowledged and agreed by each Project Parent, that all amounts received by such Project Parent which are required to be so deposited shall promptly be paid to the Borrower in immediately available funds into the Debt Service Reserve Account.

(e) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change with respect to any Loan Party or any of the Borrower’s Subsidiaries since December 31, 2004 and the consummation of the Transaction could not reasonably be expected to result in a Material Adverse Effect.

(f) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could be reasonably likely to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, or (iii) purports to affect the legality, validity or enforceability of any Material Contract.

(g) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the

Cheniere Credit Agreement

imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(h) The Borrower shall have paid all accrued fees of the Arranger, Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders).

(i) The Agents and the Lenders shall have had access to environmental information relating to the Sabine Pass as made publicly available by FERC.

(j) The representations and warranties contained in each Loan Document shall be true and correct in all material respects, before and after giving effect to the Borrowing or any other Transaction.

(k) No Default or Project Debt Default has occurred and is continuing or would result from the Borrowing or any other Transaction.

(l) The Facility shall be rated at least “BB” by S&P.

SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Borrower Party (i) is a corporation, limited liability company or limited partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation, partnership or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate,

Cheniere Credit Agreement

limited liability company or partnership, as applicable, power and authority (including, without limitation, all Governmental Authorizations necessary as of the date hereof) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower and each Project Parent have been validly issued, if corporations are fully paid and non-assessable and are owned by the Pledgor or the Borrower, as applicable, free and clear of all Liens except those created under the Collateral Documents.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Borrower Parties, showing as of the date hereof (as to each Borrower Party) the jurisdiction of its incorporation, organization or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Borrower Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Borrower Party and each amendment thereto provided pursuant to Section 3.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Equity Interests directly or indirectly owned or held by the Borrower, showing as of the date hereof, as to each such Person in which the Borrower owns or holds such Equity Interests, (i) the jurisdiction of its incorporation, organization or formation, (ii) the number of shares, membership interests or partnership interests, as applicable, of each class of its Equity Interests authorized, and (iii) the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned or held (directly or indirectly) by the Borrower and the number of shares, membership interests or partnership interests, as applicable, covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. Other than the Equity Interests in the Project Parents and the Project Parties, the Borrower does not own or hold any direct or indirect Equity Interests in any other Person. All of the outstanding Equity Interests in each of the Project Parents and the Project Parties issued to the Borrower or a Project Parent have been validly issued, if corporations, are fully paid and non-assessable and are directly owned by the Borrower or such Project Parent free and clear of all Liens, except those created under the Collateral Documents or permitted under this Agreement. Sabine Pass has no Subsidiaries.

(d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership, as applicable, powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership, as applicable, action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company or operating agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made (other than pursuant to the Loan Documents) under, any contract,

Cheniere Credit Agreement

loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Borrower Party or any of their properties, including, without limitation, any Material Contract, any Project Document and any Project Debt Document, in each case, to which a Borrower Party is a party, or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the Equity Interests in the Borrower or any properties of the Borrower or any Project Parent or Sabine Pass. No Borrower Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect, including, without limitation, any Material Contract, any Project Document and any Project Debt Document, in each case, to which a Borrower Party is a party.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(e) hereto, all of which (except as indicated on said schedule) have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(g) There is no action, suit, investigation, litigation or proceeding affecting any Borrower Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, or (iii) purports to affect the legality, validity or enforceability of any Material Document.

(h) The Historical Financial Statements, certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all

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material respects (subject, in the case Historical Financial Statements as at June 30, 2005, to year-end audit adjustments), the financial condition of Sabine Pass and, to the knowledge of the Borrower, Freeport, as at such dates and the results of operations Freeport and Sabine Pass, as applicable, for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since December 31, 2004, there has been no Material Adverse Change. The Pro Forma Balance Sheet, certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date, giving effect to the Transaction.

(i) The Forecasts delivered to the Lenders pursuant to Section 3.01(a)(xi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed reasonable by Borrower in light of the conditions existing at the time of delivery of such Forecasts, and represented, at the time of delivery, the Borrower’s estimate of its future financial performance.

(j) The Information Memorandum, the Loan Documents and any other information furnished by or on behalf of any Borrower Party to the Arranger, any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Information Memorandum, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Information Memorandum, or any such other items listed in this sentence.

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Borrower Party nor any of its Subsidiaries is an “investment company,” or a company “Controlled” by an “investment company,” or an “investment advisor” as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Borrower Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

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(m) No Borrower Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument (including any Material Contract, Project Document and Project Debt Document) or subject to any charter, corporate, partnership or limited liability company restriction that could be reasonably likely to have a Material Adverse Effect.

(n) All filings and other actions necessary or desirable to perfect and protect the security interests in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken. Each of the Loan Parties is the legal and beneficial owners of the Collateral owned by it free and clear of any Lien, except for the liens and security interests created under the Loan Documents or permitted under this Agreement.

(o) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p) (i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans and Multiemployer Plans.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, if any, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(q) (i) Except as otherwise set forth on Schedule 4.01(q) hereto, the operations and properties of each Project Parent and Sabine Pass have (A) at all times been in compliance with and are in compliance with all Environmental Laws and Environmental Permits and (B) each Project Parent and Sabine Pass have obtained and maintained in full force and effect all Environmental Permits required for operations and properties of each Project Parent and Sabine Pass, except for any non-compliance or failure to obtain or maintain in full force and effect that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

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(ii) Except as otherwise set forth on Schedule 4.01(q) hereto, there are no facts, circumstances, conditions or occurrences regarding the operations and properties of any Loan Party or any of its Subsidiaries that could reasonably be expected (A) to form the basis of a material Environmental Action or give rise to a material liability or material obligation under any Environmental Law, with respect to the operations and properties of any Loan Party or any of its Subsidiaries, or against any Loan Party or any of its Subsidiaries, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) to cause any of the properties currently owned by any Loan Party or any of its Subsidiaries to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law (excluding restrictions on the transferability of Government Authorizations upon the transfer of ownership of assets subject to such Government Authorizations);

(iii) Except as otherwise set forth on Schedule 4.01(q) hereto, there are (A) no past Environmental Actions, (B) no pending Environmental Actions and (C) to the best of the Borrower’s knowledge, no threatened Environmental Actions, in each case arising with respect to the operations and properties of any Loan Party or any of its Subsidiaries against any Loan Party or any of its Subsidiaries, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(iv) Except as otherwise set forth on Schedule 4.01(q) hereto, Hazardous Materials have not at any time been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries other than in compliance at all times with all applicable Environmental Laws and Environmental Permits or so as not to give rise to a material Environmental Action or a material liability or obligation under any Environmental Law; and

(v) Except as otherwise set forth on Schedule 4.01(q) hereto, there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession of any Loan Party or any of its Subsidiaries in relation to any site, location or operation of any Loan Party or any of its Subsidiaries which have not been provided to the Administrative Agent and the Lenders.

(r) (i) Except for the Tax Sharing Agreement, neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii) Cheniere and each of its Subsidiaries, including the Pledgor, the Borrower and its Subsidiaries, has filed, has caused to be filed or has been

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included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(iii) Set forth on Schedule 4.01(r) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and any Affiliate that joins in the filing of a consolidated, combined or unitary tax return with the Borrower for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Affiliates (other than directors, officers and employees) proposed by the Internal Revenue Service with respect to Open Years is zero. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(v) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates (other than directors, officers and employees) proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) is zero. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(vi) No “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrower, Sabine Pass or Cheniere since December 31, 2004. Cheniere and its Subsidiaries (including Sabine Pass) have, as of the date hereof, net operating loss carryforwards for U.S. Federal income tax purposes equal in the aggregate to at least $40,000,000.

(vii) The Contribution will not be taxable to the Pledgor, the Borrower, any Project Parent or Sabine Pass.

(s) Neither the business nor the properties of Sabine Pass, are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(t) Neither the Borrower nor any of its Subsidiaries has any Debt except (i) for Debt under the Loan Documents, (ii) in the case of the Borrower only, Hedge Agreements permitted by this Agreement, (iii) in the case of the Project Parents only, to

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the extent that the pledge by the Project Parents of their Equity Interests in the Project Parties pursuant to the Project Debt Documents constitutes Debt, such pledges, and (iv) in the case of Sabine Pass, the Existing Project Debt with respect to the Sabine Pass Project. Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Existing Project Debt, including the principal amount outstanding thereunder, and the Existing Project Debt Documents with respect to the Sabine Pass Project. There is no “Default” or “Event of Default” under the Existing Project Debt Documents with respect to the Sabine Pass Project.

(u) There no Liens on the property or assets of the Borrower and its Subsidiaries (including the Equity Interests in the Project Partners) and no Liens on the Pledged Equity, in each case, except for the Liens created under the Loan Documents or permitted under this Agreement.

(v) The Borrower and its Subsidiaries (other than Sabine Pass) have no Investments as of the date hereof other than the Investments reflected on Schedule 4.01(c).

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Existing Project Documents with respect to the Sabine Pass Project. Each such Existing Project Document has been duly authorized, executed and delivered by Sabine Pass and has not been amended or otherwise modified, and to the knowledge of the Borrower is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any such Existing Project Document by Sabine Pass and to the Borrower’s knowledge, there exists no default under any such Existing Project Documents by any other party thereto.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all documents, agreements and instruments pursuant to which any Project Parent is required to make any Investments in a Project, whether pursuant to a capital call, a contribution agreement, as a condition to funding under any Project Debt Document to which any Borrower Party is a party, as a condition to performance under any EPC Contract or otherwise, showing as of the date hereof the parties, the reasonable maximum potential amount of such Obligations as of the date hereof estimated in good faith by the Borrower, and the Project in which such Investments are to be made (the aggregate amount of such Obligations, the “Capital Contribution Requirements”). Other than the Capital Contribution Requirements, the Borrower and its Subsidiaries have no obligations to make any capital contributions, or to comply with any capital call relating to, Freeport or the Freeport Project and, other than the Capital Contribution Requirements, the failure of Cheniere or any of its Subsidiaries to make any capital contribution or to comply with or meet any capital call relating to Freeport or the Freeport Project shall not result in any liability or other obligation to or of the Borrower and its Subsidiaries whatsoever.

(y) None of the Borrower or the Secured Parties, solely by virtue of the execution, delivery and performance of, or its consummation of the transactions contemplated by Loan Documents shall be or become (i) a “gas utility company”, a “public-utility company” or either a “subsidiary company” an “affiliate” of a “registered holding

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company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) subject to regulation under the Public Utility Holding Company Act of 1935, as amended, except pursuant to Section 9(a)(2) thereof, (iii) a “natural-gas company” as such term is defined in the NGA, (iv) subject to regulation pursuant to the NGA or subject to regulation under the laws of the State of Louisiana or the State of Texas with respect to rates or subject to material financial and organizational regulation under such law, or (v) subject to regulation under the law of the State of Louisiana or the State of Texas as a “public utility”, a “gas utility”, a “public service corporation” or other similar term with respect to rates or material financial matters.

(z) The LLC Agreement provides that: (i) the consent of the Independent Manager is required to (A) file, consent to the filing of, or join in any filing of, a bankruptcy or insolvency petition, or otherwise institute insolvency proceedings, (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Borrower; (C) engage in any other business activity, and (D) amend the LLC Agreement; (ii) the Borrower will not be dissolved and its affairs will not be wound up solely upon the withdrawal or termination of a member (other than the last remaining member); (iii) if the Borrower is dissolved, the Borrower’s assets will not be liquidated without the consent of 100% of the Lenders and that the Secured Parties shall be entitled to continue to exercise and pursue all of their rights and remedies under the Loan Documents and retain the Collateral until the Obligations have been paid in full or otherwise completely discharged; and (iv) in making any decisions for the Borrower, the Independent Manager is required to consider the interests of the Agents, the Lenders and the Hedge Banks.

(aa) Except as disclosed in Schedule 4.01(aa), the representations and warranties contained in each Existing Project Document and Existing Project Debt Document to which the Sabine Partners and Sabine Pass are a party shall be true and correct in all material respects, before and after giving effect to the Borrowing and each other Transaction, on the Effective Date other than any such representations or warranties that, by their terms, refer to a specific date, in which case, as of such specific date.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid or any Lender shall have a Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, in each case, comply shall also be construed to mean not to violate.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or penalties may attach, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its

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property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which reserves required by GAAP are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors; provided, further, solely in the case of Sabine Pass, if Sabine Pass shall have the right to “Contest” (as defined in the Sabine Pass Credit Agreement) any such tax, assessment, charge or claim pursuant to the Sabine Pass Credit Agreement, Sabine Pass shall not be required to pay or discharge any such tax, assessment, charge or claim if it is “Contesting” (as defined in the Sabine Pass Credit Agreement) such tax, assessment, charge or claim and Sabine Pass shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such tax, assessment, charge or claim and cause it to be satisfied of record.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, including, without limitation, all insurances required to be maintained by the Sabine Pass Credit Agreement.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, in full force and effect (i) its legal existence and structure and good standing under the laws of the jurisdiction of its organization, and (ii) as necessary in the normal conduct of its business and as necessary for the Development of the Projects, all rights (charter and statutory), permits, licenses, approvals, privileges and franchises necessary for the Development of the Projects.

(f) Visitation Rights. At any reasonable time and from time to time, except during the continuation of an Event of Default, during normal business hours following reasonable notice, permit any of the Agents or any of the Lenders, or any agents or

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representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and in the case of Sabine Pass, to the extent required, upon reasonable notice to the Sabine Pass EPC Contractor visit the properties of, the Borrower and any Subsidiaries of the Borrower, and to discuss the affairs, finances and accounts of the Borrower and any of the Borrower’s Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and accounts of the Borrower and each such Subsidiary in accordance with generally accepted accounting practices in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. (i) Conduct, and cause each of its Subsidiaries (other than Sabine Pass) to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, it being understood and agreed that the following enumerated transactions namely the transactions contemplated by (A) the Tax Sharing Agreement, (B) the Management Services Agreement, dated as of February 25, 2005, between the Sabine General Partner and Sabine Pass and the payment of invoices received by the Sabine General Partner from its Affiliates in amounts not to exceed the amounts it receives under said Management Services Agreement, (C) the Project Documents and the Project Debt Documents, as in effect as of the date hereof, to which any Project Parent is a party, as may be amended in accordance with this Agreement, (D) the Crest Settlement Documents and the Crest Cheniere Indemnity, and (E) the Transactions are permitted hereunder and such specific approval shall not be construed to indicate that such transactions would not otherwise meet the arm’s-length requirement described above; and (ii) cause Sabine Pass not to directly or indirectly enter into any transaction that is otherwise permitted under the Sabine Pass Credit Agreement with or for the benefit of a Sabine Pass Affiliate (including guarantees and assumptions of obligations of a Sabine Pass Affiliate) except (A) to the extent required by applicable Government Rule (as defined in the Sabine Pass Credit Agreement), (B) the transactions listed on Appendix D to the Sabine Pass Credit Agreement, (C) upon terms no less favorable to Sabine Pass than would be obtained in a comparable arm’s-length transaction with a Person that is not a Sabine Pass Affiliate or (D) for any processing agreement with a Sabine Pass Affiliate of Sabine Pass for the uncommitted capacity of the Sabine Pass Project or any expansion thereof, provided that the terms of such agreement provide for the recovery of at least the incremental “Operation and Maintenance Expenses” (as defined in the Sabine Pass Credit Agreement) associated with operations pursuant to such agreement and such agreement complies with the second sentence of Section 8.21(c) of the Sabine Pass Credit Agreement (it being understood that the specification of transactions or agreements in subclauses (A), (B) and (D) of this clause (ii) shall not be construed to indicate that such transactions or agreements would not otherwise meet the

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requirements of subclause (C) of this clause (ii)); provided, that prior to Sabine Pass’s entering into any agreement with a Sabine Pass Affiliate, the Borrower shall deliver to the Administrative Agent certified copies of all certificates required to be delivered by Sabine Pass pursuant to Section 8.24 of the Sabine Pass Credit Agreement.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, or (y) the acquisition of any property (including, without limitation, Equity Interests in any Person) by the Borrower, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties subject to Liens permitted by this Agreement, then in each case at the Borrower’s expense:

(i) within 10 days after (A) such request, furnish to the Collateral Agent a description of the real and personal properties of the Borrower in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of the Borrower or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent;

(ii) within 15 days after such request or acquisition of property by the Borrower, duly execute and deliver, and cause the Borrower to duly execute and deliver, to the Collateral Agent such additional Collateral Documents and Collateral Document supplements and other security agreements in form and substance reasonably satisfactory to the Collateral Agent and its counsel securing payment of all the Obligations of the Borrower under the Loan Documents and constituting Liens on all such properties;

(iii) within 30 days after such request, formation or acquisition, take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to additional Collateral Documents and Collateral Document supplements and other security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms; and

(iv) at any time and from time to time, promptly execute and deliver, and cause the Pledgor to execute and deliver, any and all further instruments and documents and take, and cause the Pledgor to take, all such other action as the Collateral Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, any Collateral Documents, supplements thereto or documents that are intended to be Collateral Documents.

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(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct any material mutual mistake that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Reserve Accounts and Payments. (i) Maintain at all times each of the Debt Service Reserve Account, the Capital Contribution Reserve Account and the Retained Excess Cash Flow Collateral Account as required by the Security Agreement, (ii) cause Sabine Pass and each Project Parent, to the maximum extent not prohibited under any Project Document or Project Debt Document to which it is a party, promptly to make distributions or dividends to the Borrower of all cash and Cash Equivalents other than cash or Cash Equivalents received, directly or indirectly, from the Borrower or make Investments in any Project Party permitted by this Agreement or to be used to pay operating expenses of the Project Parents not to exceed $100,000 in the aggregate in any one Fiscal Year for all Project Parents or to pay invoices received by the Sabine General Partner from its Affiliates in amounts not to exceed the amounts it receives under the Management Services Agreement dated as of February 25, 2005 between the Sabine General Partner and Sabine Pass, (iii) cause each Subsidiary of the Borrower to pay immediately to the Borrower, as a dividend or distribution, all cash, assets and other amounts received by it (either directly or indirectly through another Subsidiary that is the parent of such Subsidiary), including, without limitation, (A) all dividends and distributions received, directly or indirectly, from any Project Party, (B) all amounts received upon the sale, transfer or other disposition of any assets, and (C) all amounts received under the Crest Cheniere Indemnity, but excluding amounts received, directly or indirectly, from the Borrower to make Investments in any Project Party permitted by this Agreement or to pay operating costs and expenses permitted by this Agreement (including clause (ii) above), (iv) cause all distributions, dividends, Restricted Payments

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and all cash, assets and other amounts received by, or payable to, the Borrower, whatsoever, other than Net Cash Proceeds permitted by this Agreement to make Investments in any Project Party or to pay operating costs and expenses, to be deposited in the Debt Service Reserve Account, (v) maintain at all times an amount equal to at least the Debt Service Reserve Required Amount in the Debt Service Reserve Account and an amount equal to at least the Capital Contribution Reserve Required Amount in the Capital Contribution Reserve Account, and (vi) only create or establish depositary, securities or other accounts only to the extent permitted by, and as required by, the Security Agreement other than accounts with balances not in excess of $100,000 in the aggregate (the “Operating Expense Account”).

(m) Interest Rate Hedging. Enter into no later than 30 days after the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements, such that at least 50% of all Debt of the Borrower (other than in respect of Hedge Agreements) shall be subject to a fixed interest rate protection reasonably satisfactory to the Administrative Agent for a period of no less than 5 years.

(n) Performance of Material Contracts. Cause each Project Parent and Sabine Pass to perform and observe all the terms and provisions of each Material Contract and, with respect to the Sabine Pass Project, each Project Document and each Project Debt Document to be performed or observed by it, maintain each such Material Contract and each such Project Document in full force and effect through its stated term, enforce each such Material Contract and each such Project Document in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect or result in a Project Debt Default with respect to the Sabine Pass Project.

(o) Ratings. Maintain ratings of the Facility by S&P.

(p) Maintenance of Separate Existence. Do all things necessary to maintain its entity existence separate and apart from Cheniere and all other Affiliates of Cheniere, including, without limitation:

(i) maintaining at least one Independent Manager;

(ii) having stationery and other business forms separate from those of Cheniere and its Affiliates;

(iii) being at all times adequately capitalized in light of its contemplated business; provided, that the foregoing shall not require its members to make additional contributions in order to comply with the foregoing;

(iv) at all times paying for its own operating expenses and liabilities from its own funds;

(v) maintaining its assets, funds and transactions separately from those of Cheniere and its Affiliates, reflecting such assets and transactions in financial statements separate and distinct from those of Cheniere and its Affiliates, and evidencing such assets and transactions by appropriate entries in books and records separate and distinct from those of Cheniere and its Affiliates;

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(vi) holding itself out to the public under the Borrower’s own name as a legal entity separate and distinct from Cheniere and its Affiliates;

(vii) complying with all organizational formalities necessary to maintain its separate existence and take such other actions as are necessary or appropriate to authorize all of the Borrower’s actions required by law to be authorized by its Board of Directors;

(viii) not engaging in any transaction with Cheniere or any of its Affiliates, except as permitted by this Agreement;

(ix) not maintaining any joint account with Cheniere or any of its Affiliates or, except as otherwise provided by the Crest Settlement Documents, becoming liable as a guarantor or otherwise with respect to any Debt or contractual obligation of Cheniere or any of its Affiliates (other than Subsidiaries of the Borrower);

(x) not directing or participating in the management of Cheniere or any of its Affiliates (other than Subsidiaries of the Borrower);

(xi) except as otherwise provided by the Crest Settlement Documents and the Crest Cheniere Indemnity, not making any payment or distribution of assets with respect to any obligation of Cheniere or any of its Affiliates (other than Subsidiaries of the Borrower) or granting a Lien on any of its assets to secure any obligation of Cheniere or any of its Affiliates;

(xii) not making loans or advances or otherwise extending credit to Cheniere or any of its Affiliates (other than Subsidiaries of the Borrower);

(xiii) except as otherwise provided by the Crest Settlement Documents and the Crest Cheniere Indemnity, not holding itself out as having agreed to pay, or as being liable (primarily or secondarily) for, any obligations of Cheniere or any of its Affiliates (other than Subsidiaries of the Borrower); and

(xiv) taking and continuing to take all actions described in the assumptions as to facts set forth in, and forming the basis of, the opinion of Andrews Kurth LLP with respect to non-substantive consolidation delivered pursuant to Section 3.01(a)(xiv).

(q) LLC Agreement. Ensure that the LLC Agreement provides that: (i) the consent of the Independent Manager is required to (A) file, consent to the filing of, or join in any filing of, a bankruptcy or insolvency petition, or otherwise institute insolvency proceedings, (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Borrower; (C) engage in any other business activity, and (D) amend the LLC Agreement; (ii) the Borrower will not be dissolved and its affairs will not be wound

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up solely upon the withdrawal or termination of a member (other than the last remaining member); (iii) if the Borrower is dissolved, the Borrower’s assets will not be liquidated without the consent of 100% of the Lenders and that the Secured Parties shall be entitled to continue to exercise and pursue all of their rights and remedies under the Loan Documents and retain the Collateral until the Obligations have been paid in full or otherwise completely discharged; and (iv) in making any decisions for the Borrower, the Independent Manager is required to consider the interests of the Agents, the Lenders and the Hedge Banks.

Provided, however, notwithstanding the provisions of this Section 5.01, if the compliance or performance of any provision of this Section 5.01 by any Project Party is inconsistent in any material respect with the express requirements of any Project Debt Document to which such Project Party is a party, then such Project Party shall comply with the applicable requirements of the Project Debt Document to which it is a party to the extent of such material inconsistency and the failure to comply and perform any of the foregoing provisions of this Section 5.01 shall not constitute a Default solely for purposes of Sections 6.01(c) or (d).

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (including Sabine Pass) to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) (A) Liens on the assets of Sabine Pass created under the Project Debt Documents or permitted to be incurred or exist under the Project Debt Documents and (B) Liens on the Equity Interests in the Project Parties pledged by the Project Parents pursuant to the Project Debt Documents;

(iii) except for Sabine Pass, (A) any interest or title of a lessor or sublessor under any lease of real property, including precautionary or protective financing statements in respect thereof, in respective of offices, and (B) customary contractual and statutory rights of setoff relating to the establishment and maintenance of depositary relations with banks in connection with bank accounts authorized to be maintained under the terms of this Agreement, (C) Liens for Taxes that are not yet due or that are being contested in good faith in accordance with this Agreement; and

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(iv) the rights and interests of Crest under the Security Agreement and the Pledge Agreement.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) (A) Existing Project Debt of Sabine Pass and Debt to be incurred pursuant to the Existing Project Debt Documents of Sabine Pass, and (B) to extent that the pledge by the Project Parents of their Equity Interests in the Project Parties pursuant to the Existing Project Debt Documents as in effect on the date hereof constitutes Debt, such pledges;

(iii) Additional Debt of Sabine Pass incurred to finance the Development of the Sabine Pass Project; provided, that no Default has occurred and is continuing, or would result therefrom, and each of the following conditions shall have been satisfied;

(A) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, Sabine Pass shall have entered into one or more Sabine Pass Qualified Contracts;

(B) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, one or more Sabine Pass EPC Contracts is in place, which, together with any amendments, modifications and change orders with respect thereto, and any incidental work, materials and/or deliverables to be provided or performed by other Persons, is sufficient to bring the Sabine Pass Project (including after giving effect to any additions, expansions, improvements and other expenditures to be financed with such Debt) to an operational state or to substantial completion and to commence fulfillment of obligations in respect of the Chevron TUA, the Total TUA and each Sabine Pass Qualified Contract;

(C) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, Sabine Pass and/or one or more Sabine Pass EPC Contractors (or other contractors working in conjunction with the Sabine Pass EPC Contractors) on behalf of Sabine Pass, collectively, have obtained all material approvals and Governmental Authorizations (including, without limitation, FERC and pursuant to the NGA) necessary and sufficient to commence construction or, if the Sabine Pass Project is then at such stage of Development, to continue construction or to commence operations;

(D) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, the aggregate amount of such Debt (or the commitments therefor), together with the Net Cash

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Proceeds of any capital contribution that the Borrower has received, which shall have been deposited into the Capital Contribution Reserve Account, for Investments made or to be made in Sabine Pass in connection with such Development, are sufficient to satisfy all Obligations reasonably estimated to be incurred in connection with such Development, including, without limitation, as may be required in order to ensure that the conditions set forth in subclause (B) above will be satisfied;

(E) such Debt, and the terms and conditions of the Project Debt Documents for the Sabine Pass Project to be entered into in connection therewith, (1) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, are otherwise permitted by the Project Documents and the Project Debt Documents of the Sabine Pass Project and the Sabine Pass Existing TUAs, (2) at all times, shall be non-recourse to the Project Parents (other than the Equity Interests in Sabine Pass directly owned by the Sabine Partners and their obligations under the agreements pursuant to which such Equity Interests are pledged) and the Borrower, (3) at all times, shall have a maturity no earlier than June 30, 2015, and (4) at all times, with respect to any restrictions or conditions on the ability of Sabine Pass to make Restricted Payments, or similar payments, to the Sabine Partners or the Borrower, shall (x) to the extent containing any financial ratio condition to make dividends, distributions or other payments to the Project Parents or the Borrower, limit such financial condition to a minimum Debt Service Coverage Ratio (as defined in the Sabine Pass Credit Agreement) not exceed a ratio of 1.25:1.00 or lower, and (y) otherwise, contain restrictions or conditions that are not materially more restrictive than the corresponding restrictions and conditions set forth in the Sabine Pass Credit Agreement, as in effect on the date hereof;

(F) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, after giving pro forma effect to the incurrence of such Debt and the terms and conditions thereof, the terms and conditions of such Sabine Pass Qualified Contracts and the projected results of operations of the Sabine Pass Project, as so expanded, in each case, as set forth in pro forma Forecasts, updated Project Financial Information and Sabine Pass Debt Incurrence Projections delivered to the Administrative Agent, (1) the projected pro forma Borrower Contracted Cash Flow Available For Debt Service in any Fiscal Year during the period commencing with the later of (x) the current Fiscal Year and (y) the first Fiscal Year in which there are four Qualified Fiscal Quarters through the Fiscal Year ended 2014 shall not be less than $75,000,000, (2) the gross revenue attributable to the Sabine Pass Existing TUAs shall not be less than $190,000,000 in any Fiscal Year in which there are four Qualified Fiscal Quarters, and (3) the pro forma projected Sabine Pass Contracted Debt Service Coverage Ratio in any Fiscal Year during the period commencing with the later of (x) the current Fiscal Year and (y) the first Fiscal Year in which there are four Qualified Fiscal Quarters through the Fiscal Year ended 2014 shall not be less than 1.50:1.00; and

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(G) at the time of the execution of the Project Debt Documents pursuant to which such Debt is to be incurred, the Administrative Agent shall have received certification from the Borrower, signed on its behalf by a Responsible Officer of the Borrower, (1) that each of the conditions required to be satisfied in order to incur such Debt in accordance with this Section 5.02(b)(iii) have been satisfied, and (2) setting forth the calculations, in reasonable detail, of the Borrower Contracted Cash Flow Available For Debt Service and the Sabine Pass Contracted Debt Service Coverage Ratios required pursuant to subclause (F);

(iv) Debt extending the maturity of, or refunding or refinancing, in whole or in part, but not increasing the principal amount of, any Existing Project Debt or any Project Debt incurred in accordance with Section 5.02(b)(iii); provided, that (A) the terms of any such Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents and shall be non-recourse to any Project Parent (other than the Equity Interests of the Project Party owned by the Project Parent and their obligations under the agreements pursuant to which such Equity Interests are pledged) and the Borrower and shall otherwise comply with the requirements of Section 5.02(b)(iii)(E) and (F), including delivery of pro forma Forecasts, updated Project Financial Information and Sabine Pass Debt Incurrence Projections delivered to the Administrative Agent with respect to any such extension, refunding or refinancing or increase giving pro forma effect to such extension, refunding or refinancing;

(v) Debt of Sabine Pass permitted to be incurred under any Project Debt Document to which it is a party; and

(vi) Debt of the Borrower in respect of Hedge Agreements required to be maintained pursuant to Section 5.01(m) and Hedge Agreements designed to hedge against fluctuations in interest rates consistent with prudent business practice covering a notional amount not to exceed the aggregate principal amount of the Advances and not for speculative purposes.

(c) Change in Nature of Business. Engage in any business or activity (i) except for Sabine Pass, other than holding the Equity Interests of its Subsidiaries and the transactions contemplated by the Loan Documents, in the case of the Borrower, and the Project Documents and the Project Debt Documents, in the case of the Project Parents, and (ii) for Sabine Pass, other than the Development of the Sabine Pass Project and the expansion thereof and any activities incidental thereto.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so; provided, that the Sabine Partners may merge with and into each other so long as (i) such merger is

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permitted under the Project Documents and the Project Debt Documents, in each case, to which any Borrower Party is a Party, and (ii) if the Sabine General Partner is a party to such merger, the Sabine General Partner shall be the surviving entity.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except sales, transfers or other dispositions of assets by any Project Party permitted by the Project Debt Documents.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Borrower in the Project Parents, and (B) Investments by the Project Parents in the Project Parties;

(ii) Investments in Hedge Agreements permitted under Section 5.02(b)(vi);

(iii) Investments consisting of Cash Equivalents with respect to any amounts held in the Debt Service Reserve Account, the Capital Contribution Reserve Account and the Retained Excess Cash Flow Collateral Account; and

(iv) Investments made by Sabine Pass permitted under any Project Debt Document or Project Document for the Sabine Pass Project to which it is a party;

Provided, that, notwithstanding anything to the contrary, neither the Borrower nor any of its Subsidiaries (other than Sabine Pass) may create or acquire any additional Subsidiaries or Equity Interests of any Person other than a Person in which it holds Equity Interests as of the date of this Agreement.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (any of the foregoing, “Restricted Payments”), except that:

(i) the Borrower may declare and pay dividends and distributions to the Pledgor on the Effective Date so long as the aggregate amount thereof does not exceed the Maximum Distribution Amount; and

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(ii) so long as no Default under Section 6.01(f) has occurred and is continuing, the Borrower or any Subsidiary may declare and pay dividends and distributions to the extent necessary to perform its obligations under any Tax Sharing Agreement to which it is a party;

(iii) any Subsidiary of the Borrower may declare and pay cash dividends and distributions to the Borrower or any Project Parent; and

(iv) Sabine Pass may make payments to the Sabine General Partner pursuant to the Management Services Agreement described in Section 5.01(i).

(h) Amendments of Certain Documents. (i) Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation, bylaws, partnership agreement, limited liability company or operating agreement or other constitutive documents, including the Sabine Pass Partnership Agreement and the Freeport Partnership Agreement if such amendment (A) could reasonably expected to have a Material Adverse Effect, (B) could reasonably be expected to result in diminished Borrower Contracted Cash Flow Available for Debt Service resulting from 1.7 Bcf/d contracted under the Total and Chevron TUAs as of the date hereof, unless a Responsible Officer of the Borrower shall certify such diminution will not be material and that the Board of Directors and the Independent Manager of the Borrower have determined that such amendment is in the best interests of the applicable Project Parties and the applicable Project, and (C) could result in creditors of Cheniere and its Affiliates (other than the Borrower and its Subsidiaries) consolidating the Borrower or any of the assets of the Borrower and its Subsidiaries with Cheniere or any of its Affiliates (other than the Borrower and its Subsidiaries) or the assets of Cheniere or any of its Affiliates (other than the Borrower and its Subsidiaries), (ii) except in connection with the incurrence of additional Debt in accordance with the terms and conditions of Sections 5.02(b)(iii)or (iv) (in such case, solely to the extent necessary to permit such additional Debt) permit Sabine Pass to amend the Sabine Pass Credit Agreement or any other Project Debt Document to which Sabine Pass is a party if such amendment could reasonably be expected to result in diminished Borrower Contracted Cash Flow Available for Debt Service resulting from 1.7 Bcf/d contracted under the Total and Chevron TUAs as of the date hereof unless a Responsible Officer of the Borrower shall certify such diminution will not be material and that the Board of Directors and the Independent Manager of the Borrower have determined that such amendment is in the best interests of the applicable Project Parties and the applicable Project and that, in their good faith belief, such amendment could not reasonably be expect to result in a Material Adverse Effect, (iii) terminate the financing commitments under the Sabine Pass Credit Facility unless alternate debt or equity financing proceeds have been received or debt financing commitments subject to conditions that are no more conditional in any material respect than the conditions to funding under the Sabine Pass Credit Agreement.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

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(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Project Debt, and (iii) any prepayments or redemptions of Project Debt in connection with (A) a refunding or refinancing of such Project Debt permitted by Section 5.02(b)(iv) or (B) creation of additional Debt permitted by Section 5.02(b)(iii).

(k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties or (ii) prohibitions or conditions under any Project Debt Documents applicable solely to the assets of the Project Parties and the Project Parents.

(l) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the Existing Project Debt Documents, and (iii) any other Project Debt Documents so long as the terms thereof are not more restrictive in any material respect than the provisions of the Existing Project Debt Documents.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, or any Lender shall have a Commitment hereunder, the Borrower will furnish to the Agents and the Lenders:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case, (i) accompanied by an opinion as to such audit report of UHY/Mann, Frankfort, Stein and Lipp CPAs LLC or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, and (ii) certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of,

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and for , such fiscal year in accordance with GAAP or otherwise certifying such financial statements in a manner to which the Required Lenders have not objected, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form and substance reasonably satisfactory to the Administrative Agent of the computations used by a Responsible Officer of the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 5.04; provided, that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP, and (C) a certificate of a Responsible Officer of the Borrower stating that to his knowledge after due inquiry no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case, in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that to his knowledge after due inquiry no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a schedule in form and substance reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04; provided, that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

(d) Forecasts. As soon as available and in any event within 60 days after the end of each fiscal quarter, Forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, together, if the applicable Measurement Period includes fiscal quarters that are as set forth in Forecasts, with a schedule in form and substance reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04.

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(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Borrower Party of the type described in Section 4.01(g).

(f) Project Information. Promptly (i) after the furnishing thereof, copies of all Project Financial Information and any other information of the type contemplated by Section 8.25 of the Sabine Pass Credit Agreement, (ii) after any increases in aggregate amount of the Capital Contribution Requirements in excess of $5,000,000 from that estimated as of the date hereof and thereafter, as estimated at any later date, notice thereof.

(g) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Project Party under or pursuant to any Material Contract, Project Document or Project Debt Document as the Administrative Agent may reasonably request.

(h) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Borrower Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Borrower Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Borrower Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Borrower Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Borrower Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(iv) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the United States Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series), if any, with respect to each Plan.

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(i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Borrower Party with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a Project Debt Default with respect to the Sabine Pass Project.

(j) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and Sabine Pass and containing such additional information as any Agent, or any Lender through the Administrative Agent, may reasonably specify.

(k) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Project Party as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request and, in the case of Freeport, to the extent Available.

SECTION 5.04. Financial Covenant. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, or any Lender shall have a Commitment hereunder, the Borrower will maintain during each Measurement Period, Borrower Contracted Cash Flow Available for Debt Service of not less than $75,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay interest on any Advance, or, after receipt of any demand, invoice, request or other notice therefore, make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; provided, that if such representation or warranty relates to any representations or warranty under the Project Documents or the Project Debt Documents, such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (i) subject to cure, as determined by the Required Lenders in their reasonable judgment and (ii) in such case, remedied within 30 days after the earlier of (A) written notice of such default from the Administrative Agent or (B) any Borrower Party’s knowledge of such default (which shall be deemed to exist upon receipt of any notice by such party by the agent under the Sabine Pass Credit Agreement); or

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(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.11, 5.01(e), (i), (j), (l) or (p), or (m), 5.02, 5.03(a), or 5.04 or Section 4 or 5 of the Security Agreement, or (ii) the Pledgor shall fail to perform or observe any term, covenant or agreement contained in the Pledge Agreement; or

(d) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; provided, that if such failure consists of the default by Sabine Pass to perform its covenants and agreements under its Project Debt Documents and such default is a “Default” under Section 9.01(e) of the Sabine Pass Credit Agreement that is not capable of remedy within such 30-day period, then if the cure period for such Event of Default under Section 9.01(e) of the Sabine Pass Credit Agreement is extended, such 30-day period shall be extended to a total period of 60 days (or, if less, the extended period under the Sabine Pass Credit Agreement) so long as (i) such Default is subject to cure by Sabine Pass, (ii) Sabine Pass is diligently and continuously proceeding to cure such Default and (iii) such additional cure period could not reasonably be expected to (A) result in a Material Adverse Effect, (B) materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the Chevron TUA or the Total TUA; or

(e) (i) the Borrower or any of the Borrower’s Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Borrower Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 either individually or in the aggregate for all such Borrower Parties (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt in full shall be required to be made, in each case prior to the stated maturity thereof other than in the case of secured Debt of Sabine Pass permitted under the Sabine Pass Credit Agreement that is required to be prepaid as a result of any tax refunds or any sale, transfer or any other disposition of the assets securing such Debt so long as such sale, transfer or other disposition and such prepayment are permitted under the Sabine Pass Credit Agreement; or (iii) a Crest Default Remedy Instruction shall have been given; or

(f) (i) the Borrower or any of the Borrower’s Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any

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proceeding shall be instituted by or against any Borrower Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (ii) any Borrower Party or any of its Affiliates shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of the Borrower’s Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Borrower Party from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any non-monetary judgment or order shall be rendered against the Borrower or any of the Borrower’s Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby subject to Liens permitted by this Agreement; or

(k) (i) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an

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ERISA Event shall have occurred and then exist (or the liability of the Borrower Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000, (ii) any Borrower Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000, or (iii) any Borrower Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(l) any Secured Party, solely by virtue of the execution, delivery and performance of, or its consummation of the transactions contemplated by the Loan Documents shall be or become (i) a “gas utility company”, a “public-utility company” or either a “subsidiary company” an “affiliate” of a “registered holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) subject to regulations under in the Public Utility Holding Company Act of 1935, as amended, except pursuant to Section 9(a)(2) thereof, (iii) a “natural-gas company” as such term is defined in the NGA, (iv) subject to regulation pursuant to the NGA or subject to regulation under the laws of the State of Louisiana or the State of Texas with respect to rates or subject to material financial and organizational regulation under such law, or (v) subject to regulation under the law of the State of Louisiana or the State of Texas as a “public utility”, a “gas utility”, a “public service corporation” or other similar term with respect to rates or material financial matters; or

(m) any of this Agreement, any Collateral Documents or any material provision of any of the foregoing shall at any time for any reason cease to be in full force and effect, be declared null and void or voidable (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Subsidiary of the Borrower or the Borrower or any Subsidiary of the Borrower shall deny that it has any or any further Obligation thereunder, or at any time it shall be unlawful or impossible for them to perform any of their respective Obligations under the Loan Documents.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due

Cheniere Credit Agreement

and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender (in its capacities as a Lender, and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender, and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts

Cheniere Credit Agreement

concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party reasonably be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CS and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, CS shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it was not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CS in its respective individual capacities. CS and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower Party, any of its Subsidiaries and

Cheniere Credit Agreement

any Person that may do business with or own securities of any Borrower Party or any such Subsidiary, all as if CS were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Borrower Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of the aggregate principal amount of the Advances outstanding at such time and owing to such Lender. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without

Cheniere Credit Agreement

cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent, so long as no Event of Default shall have occurred and be continuing, of the Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Collateral Documents, and such other instruments or notices, as may be necessary, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or in the case of the Collateral Documents, consented to) by the Borrower, the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01,

(ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Advances, in each case, that shall be required for the Lenders or any of them to take any action hereunder,

Cheniere Credit Agreement

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv) amend this Section 8.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitment of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.03 or 2.05 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), if to any Loan Party, to the Borrower at 717 Texas, Suite 3100, Houston, Texas 77002, Attention: Graham McArthur, Treasurer, Fax: 713-659-5459, E-mail Address: gmcarthur@cheniere.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at Eleven Madison Avenue, New York, New York 10010-3629, Attention: James Moran, Fax: 212-743-1878, E-mail Address: james.moran@csfb.com; and if to the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York 10010-3629, Attention: James Moran, Fax: 212-743-1878, E-mail Address: james.moran@csfb.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and

Cheniere Credit Agreement

communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Cheniere Credit Agreement

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time (i) of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e) The parties hereto acknowledge that information which is required to be provided by the Borrower and which is not publicly available and, in the reasonable judgment of the Borrower, which is material with respect to Cheniere, the Borrower or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws, may be designated by the Borrower as “private information” which will not be made available on any portion of the Platform which is designated for “Public Investors” or a similar designation.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay promptly on demand (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and the Lenders with respect thereto).

Cheniere Credit Agreement

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.05(b)(i) or 2.07(d), acceleration of the maturity of the Advance pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.04 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower

Cheniere Credit Agreement

contained in Sections 2.07 and 2.09 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advance owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower); provided that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds or Affiliates, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Facility hereunder has been completed, and (v) the parties to each such assignment shall (A) electronically execute and

Cheniere Credit Agreement

deliver to the Administrative Agent an Assignment and Acceptance via an electronic loan assignment confirmation system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if no such system shall then be specified by the Administrative Agent, manually execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if any) subject to such assignment and a processing and recordation fee of $3,500.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.07, 2.09 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) Such Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of its Advances, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee confirms that it is an Eligible Assignee; (vii) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

Cheniere Credit Agreement

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 8.07, any applicable tax forms and together with any Note (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Advances assigned to it under the Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note prior to such assignment has retained Advances hereunder under the Facility, a new Note to the order of such assigning Lender in an amount equal to Advances retained by it hereunder. Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, the Advances owing to it and the Note (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

Cheniere Credit Agreement

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of the Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund the Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.07 and 2.09 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the

Cheniere Credit Agreement

Administrative Agent and without paying any processing fee therefore, assign all or any portion of its interest in the Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(k) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any such attempted assignment without such consent shall be null and void.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart or other common electronic image distributed by email of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 8.10. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 8.11. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance

Cheniere Credit Agreement

with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Cheniere Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHENIERE LNG HOLDINGS, LLC, as Borrower

By	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Cheniere Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent, Administrative Agent and Initial Lender

By	/s/ James Moran
Title:	James Moran
Managing Director

By	/s/ Gregory S. Richards
Title:	Gregory S. Richards
Associate

Cheniere Credit Agreement